Exhibit 99.1

       The Middleby Corporation Reports Fourth Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--March 8, 2006--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported sales and earnings for the fourth quarter ended December 31, 2005. Net earnings for the fourth quarter were $7,233,000 or $0.88 per share on net sales of $76,930,000 as compared to the prior year fourth quarter net loss of $660,000 or $(0.07) per share on net sales of $65,119,000. Net earnings for the year ended December 31, 2005 were $32,178,000 or $3.98 per share on net sales of $316,668,000 as compared to net earnings of $23,588,000 or $2.38 per share on net sales of $271,115,000 in the prior year. The financial results in the 2004 fourth quarter and full year included a charge associated with the repurchase of shares of common stock from the former Chairman of the company.
    As previously announced, the company acquired Alkar Holdings, Inc. ("Alkar") on December 7, 2005. As anticipated, Alkar reported a net loss in the 2005 fourth quarter, resulting in a reduction of $(192,000) to net earnings on net sales of $2,837,000 for the period from the acquisition on December 7, 2005 through December 31, 2005. Excluding the impact of the Alkar acquisition, net earnings for the fourth quarter and year ended December 31, 2005 were $7,425,000, or $0.91 per share and $32,370,000, or $4.00 per share, respectively.

    Fourth Quarter Financial Highlights

    -- Net sales rose 18.1% in the fourth quarter and 16.8% for the year. The net sales increase in the fourth quarter and year reflects the impact of the acquisitions. The acquisition of Nu-Vu Foodservice Systems completed in January 2005 accounted for 5.8% of the sales growth for the quarter and 5.9% for the full year and the acquisition of Alkar accounted for 4.3% of sales growth in the quarter and 1.0% for the full year. Excluding the impact of the acquisitions, net sales would have organically increased 8.0% in the fourth quarter and 9.9% for the year, reflecting the impact of new product sales and growth in restaurant chain business.

    -- Gross margin increased to 38.4% for the fourth quarter as compared to 37.3% in the prior year quarter and 38.4% for the 2005 full year as compared to 37.9% in 2004. The fourth quarter gross margins benefited from production efficiencies associated with increased sales volumes and operating improvements, offset in part by lower gross margins at the newly acquired Alkar business. Margins also improved as compared to the first half of the year due to margin improvements at Nu-Vu Foodservice Systems, as a result of completed integration initiatives.

    -- Interest expense increased to $1,374,000 in the fourth quarter and $6,437,000 for the year as compared to $670,000 in the prior year quarter and $3,004,000 for the prior year as a result of higher average debt levels resulting primarily from the $84.0 million December 2004 share repurchase transaction.

    -- Total debt decreased to $121,595,000 at the end of 2005 from $123,723,000 at the end of 2004. Borrowing activity in 2005 included $11.5 million of funding for the January Nu-Vu acquisition and $28.2 million of funding for the December Alkar acquisition.

    "2005 was a successful year," said Chairman and Chief Executive Officer, Selim A. Bassoul. "We continued to develop and introduce new products, which continued to provide positive sales momentum in 2005 and as we move forward into 2006. Our new product innovations are focused on speed of cooking, energy savings, and automation. Our first introduction of 2006 will be the Middleby Marshall "Wow" oven, a conveyor oven that is more than 25% faster and 40% more energy efficient than conveyor ovens we manufactured seven years ago."
    Mr. Bassoul continued, "We are also very pleased with the integration and continued progress of Nu-Vu Foodservice Systems, a leading manufacturer of baking ovens and proofers, acquired in January 2005. We have achieved substantial improvement in profitability at this operation during the second half of 2005 as we completed our integration efforts. We are now focusing on marketing efforts to capture opportunities associated with the ongoing trend of on-premise baking."
    Mr. Bassoul concluded, "We were very excited to complete the year with the acquisition of Alkar Holdings, Inc. This acquisition allows Middleby to expand its customer base to include the food processing industry and add to its portfolio of leading brands in foodservice equipment with the addition of the Alkar and RapidPak brands. Alkar is positioned to benefit from increasing demand for prepared and convenience foods, as fewer meals are being prepared at home. We have made substantial progress in our integration and restructuring efforts at this business and will focus our efforts to the development of new products during 2006. This acquisition will be accretive to 2006 net earnings."

    Conference Call

    A conference call will be held at 11:00 a.m. Eastern time on March 9, 2006 and can be accessed by dialing (800) 367-5339 and providing conference code 6212863. Members of the financial community who participate in the question and answer session will receive a separate call-in number. An audio webcast of the conference call can be accessed through investor services at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 6212863. A transcript of the call will also be posted to the company's website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Alkar(R), Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), RapidPak(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
             ---------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)


                               Three Months Ended
                               4th Qtr,  4th Qtr,   Fiscal Year Ended
                                 2005      2004       2005      2004
                               --------- --------- --------- ---------
Net sales                       $76,930   $65,119  $316,668  $271,115
Cost of sales                    47,411    40,854   195,015   168,487
                               --------- --------- --------- ---------

    Gross profit                 29,519    24,265   121,653   102,628

Selling & distribution expense    8,109     7,156    33,772    30,496
General & administrative
 expense                          8,062     5,429    29,909    23,113
Stock repurchase transaction
  expenses                            -    12,647         -    12,647
Acquisition integration reserve
  adjustments                         -    (1,887)        -    (1,887)
                               --------- --------- --------- ---------

    Income from operations       13,348       920    57,972    38,259

Interest expense and deferred
  financing amortization, net     1,374       670     6,437     3,004
Debt extinguishment expenses          -     1,154         -     1,154
Gain on acquisition financing
  derivatives                         -      (169)        -      (265)
Other expense (income), net          90       205       137       522
                               --------- --------- --------- ---------

    Earnings before income
     taxes                       11,884      (940)   51,398    33,844

Provision for income taxes        4,651      (280)   19,220    10,256
                               --------- --------- --------- ---------

    Net earnings                 $7,233     $(660)  $32,178   $23,588
                               ========= ========= ========= =========


Net earnings per share:

    Basic                         $0.96    $(0.07)    $4.28     $2.56
                               ========= ========= ========= =========

    Diluted                       $0.88    $(0.07)    $3.98     $2.38
                               ========= ========= ========= =========
Weighted average number shares:

    Basic                         7,559     9,104     7,514     9,200
                               ========= ========= ========= =========

    Diluted                       8,193     9,104     8,093     9,931
                               ========= ========= ========= =========



                       THE MIDDLEBY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
                          (Amounts in 000's)
                              (Unaudited)


                                            Dec. 31, 2005 Jan. 1, 2005
                                            ------------- ------------
 ASSETS

Cash and cash equivalents                         $3,908       $3,803
Accounts receivable, net                          38,552       26,612
Inventories, net                                  40,989       32,772
Other current assets                               4,513        2,008
Prepaid taxes                                      3,354        9,952
Deferred tax assets                               10,319        8,865
                                            ------------- ------------
    Total current assets                         101,635       84,012

Property, plant and equipment, net                25,331       22,980

Goodwill                                          98,757       74,761
Other intangibles                                 35,498       26,300
Other assets                                       2,697        1,622
                                            ------------- ------------

    Total assets                                $263,918     $209,675
                                            ============= ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt             $13,780      $10,480
Accounts payable                                  17,576       11,298
Accrued expenses                                  62,689       51,311
                                            ------------- ------------
    Total current liabilities                     94,045       73,089

Long-term debt                                   107,815      113,243
Long-term deferred tax liability                   8,207       11,434
Other non-current liabilities                      5,351        4,694

Shareholders' equity                              48,500        7,215
                                            ------------- ------------

    Total liabilities and shareholders'
     equity                                     $263,918     $209,675
                                            ============= ============




    CONTACT: The Middleby Corporation
             Darcy Bretz, 847-429-7756
             Timothy FitzGerald, 847-429-7744